UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2009
NUVEEN INVESTMENTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11123	36-3817266

(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

333 West Wacker Drive, Chicago, Illinois		60606

(Address of principal executive offices)		(Zip Code)
(312) 917-7700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.02 Results of Operations and Financial Condition.
The information in Item 2.02 of this Report and the Exhibit attached hereto shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. Unless otherwise indicated, the terms “we,” “us,” “our” and “Nuveen Investments” refer to Nuveen Investments, Inc. and, where appropriate, its subsidiaries.
While Nuveen Investments is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we are required to file, pursuant to the terms of our outstanding 10.5% Senior Notes due 2015, a copy of substantially the same quarterly financial information that would be required to be contained in a filing by us with the Securities and Exchange Commission on Form 10-Q, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In order to satisfy our contractual obligations under the notes, we are publishing our unaudited consolidated balance sheets as of March 31, 2009 and December 31, 2008, unaudited consolidated statements of income for the three-month periods ended March 31, 2009 and 2008, unaudited consolidated statements of changes in shareholders’ equity for the three-month period ended March 31, 2009, and unaudited consolidated statements of cash flows for the three-month periods ended March 31, 2009 and 2008 (the “Consolidated Financial Statements”) via this Report on Form 8-K. The Consolidated Financial Statements and notes thereto are attached hereto as Exhibit 99.1.
In addition, set forth below is our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three-month periods ended March 31, 2009 and 2008, which should be read in conjunction with the Consolidated Financial Statements and related notes, as well as a discussion of Quantitative and Qualitative Disclosures About Market Risks.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements filed with this Form 8-K at Exhibit 99.1, including the notes thereto. The statements in this discussion and analysis regarding industry outlook, our expectations regarding our future performance and our liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. See “Forward-Looking Information and Risks” below. Our actual results may differ materially from those contained in or implied in any forward-looking statements due to numerous risks and uncertainties, including, but not limited to, the risk and uncertainties described in “Forward-Looking Information and Risks” below.
Description of the Business
The principal businesses of Nuveen Investments are investment management and related research, as well as the development, marketing and distribution of investment products and services for the high-net-worth and institutional market segments. We distribute our investment products and services, which include managed accounts, closed-end exchange-traded funds (“closed-end funds”), and open-end mutual funds (“open-end funds” or “mutual funds”) primarily to high-net-worth and institutional investors through intermediary firms, including broker-dealers, commercial banks, private banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors.
We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenues generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts. Fee income generally will decline when assets under management decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed gross sales and reinvestments.
In addition to investment advisory fees, we have two other main sources of operating revenue: performance fees and distribution and underwriting revenue. Performance fees are earned when investment performance on certain institutional accounts and hedge funds exceeds a contractual threshold. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Generally, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees are earned on the initial public offerings of our closed-end funds. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund. Also included in distribution and underwriting revenue is revenue relating to our MuniPreferred® and FundPreferred®. These are types of auction rate preferred stock (“ARPS”) issued by our closed-end funds, shares of which have historically been bought and sold through a secondary market auction process. A participation fee has been paid by the fund to the auction participants based on shares traded. Access to the auction must be made through a participating broker. We have offered non-participating brokers access to the auctions, for which we earned a portion of the participation fee. Beginning in mid-February 2008, the auctions for our ARPS, for the ARPS issued by other closed-end funds and other auction rate securities began to fail on a widespread basis and have continued to fail. As we have described in several public announcements, we and the Nuveen closed-end funds have been working on various forms of debt and equity financing to redeem all of the approximately $15 billion of ARPS issued by our closed-end funds. As of March 31, 2009, we have completed the redemption of approximately $5.4 billion of ARPS issued by our closed-end funds and continue to work on alternatives to address the remaining ARPS of these funds. However, turmoil in the credit markets beginning in September 2008 has severely hampered our efforts to redeem ARPS. The redemption of ARPS and certain related financings may result in lower advisory fees. We also expect distribution and underwriting revenue relating to ARPS to continue to decrease.
Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.
Acquisition of the Company
On June 19, 2007, Nuveen Investments, Inc. (the “Predecessor”) entered into an agreement (the “merger agreement”) under which a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) agreed to acquire all of the outstanding shares of the Predecessor for $65.00 per share in cash. The Board of Directors and shareholders of the Predecessor approved the merger agreement. The transaction closed on November 13, 2007 (the “effective date”).
On the effective date, Windy City Holdings, LLC (“Holdings”) acquired all of the outstanding capital stock of the Predecessor for approximately $5.8 billion in cash. Holdings is owned by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors and certain of our employees, including senior management. Windy City Investments, Inc. (the “Parent”) and Windy City Acquisition Corp. (the “Merger Sub”) are corporations formed by Holdings in connection with the acquisition and, concurrently with the closing of the acquisition on November 13, 2007, the Merger Sub merged with and into Nuveen Investments, which was the surviving corporation (the “Successor”) and assumed the obligations of the Merger Sub by operation of law.

The merger agreement and the related financing transactions resulted in the following events which are collectively referred to as the “Transactions” or “MDP Transactions”:
•	the purchase by the equity investors of Class A Units of Holdings for approximately $2.8 billion in cash and/or through a roll-over of existing equity interests in Nuveen Investments;

•
the entering into by the Merger Sub of a new senior secured credit facility comprised of : (1) a $2.3 billion term loan facility with a term of seven years and (2) a $250 million revolving credit facility with a term of six years, which are discussed in “Capital Resources, Liquidity and Financial Condition”, below;

•	the offering by the Merger Sub of $785 million of senior notes due in 2015, which are discussed in “Capital Resources, Liquidity and Financial Condition”, below;

•	the merger of the Merger Sub with and into Nuveen Investments, with Nuveen Investments as the surviving corporation, and the payment of the related merger consideration; and

•	the payment of approximately $177 million of fees and expenses related to the Transactions, including approximately $53 million of fees expensed.
Immediately following the merger, Nuveen Investments became a wholly-owned subsidiary of the Parent and a wholly-owned indirect subsidiary of Holdings.
The purchase price of the Company has been allocated to the assets and liabilities acquired based on their estimated fair market values at the date of acquisition.
Unless the context requires otherwise, “Nuveen Investments,” “we,” “us,” “our” or the “Company” refers to the Successor and its subsidiaries, and for periods prior to November 13, 2007, the Predecessor and its subsidiaries.
The acquisition of Nuveen Investments was accounted for as business combination using the purchase method of accounting, whereby the purchase price (including liabilities assumed) was allocated to the assets acquired based on their estimated fair market values at the date of acquisition and the excess of the total purchase price over the fair value of the Company’s net assets was allocated to goodwill. The purchase price paid by Holdings to acquire the Company and related preliminary purchase accounting adjustments were “pushed down” and recorded on Nuveen Investments and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “successor” period beginning on the day the acquisition was completed. As a result, the purchase price and related costs were allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which were based in part on the work of external valuation specialists engaged to perform valuations of certain of the tangible and intangible assets.
As a result of the consummation of the Transactions and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for periods after November 13, 2007 are presented on a different basis than that for periods prior to November 13, 2007 and therefore are not comparable to prior periods.

Recent Events
Acquisition of Winslow Capital Management
On December 26, 2008, we acquired Winslow Capital Management (“Winslow”). Winslow specializes in large cap growth investment strategies for institutions and high net worth investors and had approximately $4.5 billion in assets under management at the time of the acquisition. The results of Winslow Capital Management’s operations are included in our consolidated statement of income since the acquisition date. The aggregate purchase price was $77 million (net of cash acquired) plus certain contingent payments which may become due at the end of 2011 and 2013.
Summary of Operating Results
The table presented below highlights the results of our operations for the three-month periods ended March 31, 2009 and 2008:
Financial Results Summary
Company Operating Statistics
(dollars in millions)

	Quarter ended March 31,
	2009	2008	% change
Gross sales of investment products	$5,537	$4,254	30%
Net flows of investment products	(1,811)	(3,042)	41
Assets under management (1)	115,334	153,026	(25)
Operating revenues	147.2	196.8	(25)
Operating expenses	117.8	125.0	(6)
Other income/(expense)	14.6	(76.0)	119
Net interest expense	64.2	68.3	(6)
Income tax expense/(benefit)	(14.4)	(19.3)	(25)
Noncontrolling interest net income/(loss)	19.3	(23.6)	182
Net loss attributable to Nuveen	(25.1)	(29.5)	(14)

                    (1) At period end.
Results of Operations
The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the Consolidated Financial Statements and related notes.

Gross sales of investment products (which include new managed accounts, deposits into existing managed accounts and the sale of open-end and closed-end fund shares) for the three-month periods ended March 31, 2009 and 2008 are shown below:

Gross Investment Product Sales
(in millions)

	Quarter Ended March 31,
	2009	2008

Closed-End Funds	$166	$2
Mutual Funds	1,339	1,354
Retail Managed Accounts	2,270	1,701
Institutional Managed Accounts	1,762	1,197

Total	$5,537	$4,254

First quarter gross sales were up $1.3 billion or 30% versus sales in the first quarter of the prior year. We completed the initial public offering of the Nuveen Municipal Value Fund 2, raising nearly $200 million in the common share offering. This is our first closed-end fund offering since the fourth quarter of 2007. Mutual fund sales were consistent with sales in the same quarter of the prior year, with a slight decline in sales on municipal funds offset by an increase in sales on our international value funds. Retail managed account sales increased 33% for the period, driven by a 21% increase in municipal account sales and a 63% increase in international value account sales. Institutional managed account sales were up $0.6 billion, or 47% versus sales in the first quarter of the prior year, primarily due to the acquisition of Winslow, which drove a $0.8 billion increase in sales for the quarter. Partially offsetting this increase was a decline in domestic value account sales.
Net flows of investment products for the three-month periods ended March 31, 2009 and 2008 are shown below:

Net Flows
(in millions)

	Quarter Ended March 31,
	2009	2008
Closed-End Funds	$(632)	$3
Mutual Funds	303	61
Retail Managed Accounts	(1,770)	(2,522)
Institutional Managed Accounts	288	(584)

Total	$(1,811)	$(3,042)

Net outflows declined substantially versus outflows in the same quarter of the prior year. Closed-end funds experienced net outflows for the quarter as continued market depreciation caused several of the funds to reduce leverage in order to stay within internal operating leverage ratio bands. Mutual fund net flows increased driven by a reduction in redemptions. Retail managed account outflows decreased and institutional managed account flows turned into net inflows driven by both an increase in sales and a reduction in redemptions.
The following table summarizes net assets under management:

Net Assets Under Management
(in millions)

	March 31,	December 31,	March 31,
	2009	2008	2008
Closed-End Funds	$39,570	$39,858	$50,627
Mutual Funds	15,264	14,688	18,415
Retail Managed Accounts	31,642	34,860	49,431
Institutional Managed Accounts	28,858	29,817	34,553

Total	$115,334	$119,223	$153,026

Assets under management ended the quarter at just over $115 billion, a decrease of 25% versus assets under management at the end of the first quarter of 2008 and a decrease of 3% versus assets under management at the end of the prior year. At March 31, 2009, 52% of our assets were in municipal portfolios, 40% in equity portfolios and 8% in taxable income portfolios.
The following table presents the component changes in our assets under management for the three-month periods ended March 31, 2009 and 2008:

Change in Net Assets Under Management
(in millions)

	Quarter Ended March 31,
	2009	2008
Gross Sales	$5,537	$4,254
Reinvested Dividends	70	69
Redemptions	(7,418)	(7,365)

Net Flows	(1,811)	(3,042)
Appreciation/(Depreciation)	(2,078)	(8,240)

Increase/(Decrease) in Assets	$(3,889)	$(11,282)

Assets were down $3.9 billion during the first quarter as a result of both net outflows and market depreciation for the period. Market movement during the quarter was comprised of $3.9 billion equity and $0.3 billion of taxable fixed-income market depreciation partially offset by $2.1 billion of municipal market appreciation.

Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

Investment Advisory Fees (1)
(in thousands)

	Quarter Ended March 31,
	2009	2008
Closed-End Funds	$54,846	$67,309
Mutual Funds	20,292	26,304
Managed Accounts	65,391	99,145

Total	$140,529	$192,758

(1)   Sub-advisory fee expense for the three month periods ended March 31, 2009 and 2008 was $3.4 million and $7.1 million, respectively.
Advisory fees of $140.5 million for the quarter were down $52.2 million, or 27%, from 2008. Advisory fees were down across all categories driven by lower asset levels, mainly as the result of significant market depreciation. Closed-end fund advisory fees were down $12.5 million, or 19% from 2008. Advisory fees on mutual funds were down $6.0 million, or 23%, from 2008 while managed account advisory fees were down $33.8 million, or 34%.
Product distribution revenue for the three-month periods ended March 31, 2009 and 2008 is shown in the following table:

Product Distribution
(in thousands)

	Quarter Ended March 31,
	2009	2008
Closed-End Funds	$196	$(39)
Muni/Fund Preferred®	733	1,098
Mutual Funds	40	172

Total	$969	$1,231

Product distribution revenue decreased slightly for the quarter due mainly to a decline in MuniPreferred® and FundPreferred® fees as a result of an overall decline in ARPS outstanding associated with the redemption of these shares. Mutual fund distribution revenue declined $0.1 million driven mainly by an increase in commissions paid to third party distribution firms on large dollar value sales. Partially offsetting these declines was an increase in underwriting revenue as a result of the closed-end fund offering in the first quarter of 2009.

Performance Fees/Other Revenue
Performance fees/other revenue consists of performance fees earned on institutional assets managed, consulting revenue and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance. Performance fees for the first quarter of 2009 were $5.0 million, up from $1.7 million in the first quarter of 2008.
Operating Expenses
The following table summarizes operating expenses for the three-month periods ended March 31, 2009 and 2008:

     Operating Expenses
     (dollars in thousands)

	Quarter ended
	March 31,
	2009	2008
Compensation and benefits	$69,426	$77,022
Advertising and promotional costs	2,424	3,593
Occupancy and equipment costs	7,937	6,544
Amortization of intangible assets	16,210	16,200
Travel and entertainment	2,456	3,341
Outside and professional services	9,897	9,148
Other operating expenses	9,444	9,129

Total	$117,794	$124,977

Compensation and Benefits
Compensation and related benefits decreased $7.6 million during the first quarter mainly as a result of a reduction in incentive compensation as a result of the overall decline in earnings.
Occupancy and Equipment Costs
Occupancy and equipment costs increased $1.4 million as a result of the Winslow acquisition and an increase in depreciation expense.
Outside and Professional Services
Outside and professional services expense increased $0.7 million for the first quarter primarily due to increases in electronic information and information technology expenses as we provide our investment and research teams with more data and other tools to better manage their portfolios.
All Other Operating Expenses
All other operating expenses, including advertising and promotional costs, amortization of intangible assets, travel and entertainment, structuring fees, severance, fund organization costs and other expenses decreased approximately $1.7 million for the first quarter driven mainly by declines in advertising and promotional costs and travel and entertainment.
Other Income/(Expense)
Other income/(expense) includes realized gains and losses on investments and miscellaneous income/(expense), including the gain or loss on the disposal of property.

The following is a summary of other income/(expense) for the three-month periods ended March 31, 2009 and 2008:

     Other Income/(Expense)
     (in thousands)

	Quarter Ended
	March 31,
	2009	2008
Gains/(Losses) on Investments	$10,807	$(75,167)
Gains/(Losses) on Fixed Assets	(1)	(2)
MDP Transaction (Expense)	—	(295)
Miscellaneous Income/(Expense)	3,782	(565)

Total	$14,588	$(76,029)

Included in gains/(losses) on investments in the first quarter of 2009 is $3.2 million of unrealized mark-to-market loss on derivative transactions entered into as a result of the Transactions. Also included in gains/(losses) on investment is $14.3 million in gains on CLO V, a collateralized loan obligation managed by Symphony (“CLO V”) in which MDP owns a controlling equity interest but the Company has no equity. Because of the MDP equity in CLO V, it is required to be consolidated in our financial statements (see also “Net Income/(Loss) Due to Noncontrolling Interests,” below). In addition to the investment gain reported on the consolidated CLO, we recorded approximately $0.5 million in miscellaneous expense also as a result of the consolidation of CLO V. During the quarter, we recorded a $4.3 million gain on the early retirement of debt. For additional information please refer to “Capital Resources, Liquidity and Financial Condition – Equity” below.
Net Interest Expense
The following is a summary of net interest expense for the three-month periods ended March 31, 2009 and 2008:

     Net Interest Expense
     (in thousands)

	Quarter Ended
	March 31,
	2009	2008
Dividend and Interest Revenue	$9,071	$10,948
Interest Expense	(73,307)	(79,216)

Total	$(64,236)	$(68,268)

Net interest expense declined $4.0 million in the first quarter due to an increase in net interest revenue on CLO V. Included in net interest expense for the quarter is $5.1 million of net interest revenue related to CLO V described above. This net interest revenue of CLO V is comprised of $7.8 million in dividend and interest revenue, offset by $2.7 million of interest expense.

Net (Income)/Loss due to Noncontrolling Interests
CLO V, which is required to be consolidated, is a noncontrolling interest. We have no equity interest in this CLO investment vehicle and all gains and losses recorded in our financial statements are attributable to other investors. For the quarter ended March 31, 2009, we recorded $19.0 million of net income on this investment which is offset in net income/(loss) attributable to noncontrolling interests. Key employees at NWQ, Tradewinds, Symphony and Santa Barbara have been granted noncontrolling equity-based profits interests in their respective businesses. For additional information on these noncontrolling interests, please refer to “Capital Resources, Liquidity and Financial Condition – Equity” below.
Recent Accounting Pronouncements
FASB Staff Positions on Fair Value Measurements, Other-than-Temporary Impairments, and Interim Disclosures of Fair Value
On April 9, 2009, the FASB issued three final Staff Positions intended to provide additional application guidance and enhance disclosures regarding the fair value measurements and impairment of securities. This additional application guidance was needed to clarify the application of Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”) to fair value measurements in the current market environment, modify the recognition of other-than-temporary impairment of debt securities, and require companies to disclose the fair values of financial instruments in interim periods. The final Staff Positions are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, if all three Staff Positions or both the fair-value measurements and other-than-temporary impairment Staff Positions are adopted simultaneously. The Company plans to adopt the provisions under these three Staff Positions for its interim financial statements for the six month period ended June 30, 2009. The following describes each of the Staff Positions.
FSP FAS 157-4
FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”) provides guidance for making fair value measurements more consistent with the principles presented in SFAS No. 157. FSP FAS 157-4 relates to determining fair values when there is no active market or where price inputs being used represent distressed sales. It reaffirms what SFAS No. 157 states is the objective of fair value measurement – to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.
FSP FAS 107-1 and APB 28-1
FSP FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments,” (“FSP FAS 107-1 / APB 28-1”) enhance consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 107-1 / APB 28-1 relate to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.
FSP FAS 115-2 and FAS 124-2
FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (“FSP FAS 115-2 / FAS 124-2”) provide additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. FSP FAS 115-2 / FAS 124-2 are intended to bring greater consistency on the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The FSP also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.
Capital Resources, Liquidity and Financial Condition
Our primary liquidity needs are to fund capital expenditures, service indebtedness and support working capital requirements. Our principal sources of liquidity are cash flows from operating activities and borrowings under our senior secured credit facilities and long-term notes.
In connection with the MDP Transactions, we significantly increased our level of debt. As of March 31, 2009 we have outstanding approximately $3.8 billion in aggregate principal amount of indebtedness and have limited additional existing borrowing capacity.
Senior Secured Credit Facilities
In connection with the MDP Transactions, we entered into a senior secured credit facility (the “Credit Facility”), consisting of a $2.3 billion term loan facility and a $250 million secured revolving credit facility. The $2.3 billion borrowed under the term loan facility was part of the financing used to consummate the Transactions. During November 2008, we drew down the full $250 million revolving credit facility due to concerns over counterparty risk as a result of the severely deteriorating global credit market conditions. The $250 million in proceeds from the revolving credit facility are included in the $332 million of “Cash and cash equivalents” on our March 31, 2009 consolidated balance sheet.
All borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under the Credit Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized loan commitments at a rate of 0.3750% per annum.
All obligations under the Credit Facility are guaranteed by the Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under the Credit Facility and these securities are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first lien basis by substantially all present and future assets of Nuveen Investments and each guarantor.
The term loan facility matures on November 13, 2014 and the revolving credit facility matures on November 13, 2013.
We are required to make quarterly payments under the term loan facility in the amount of $5,787,500 beginning on June 30, 2008. The Credit Facility permits all or any portion of the loans outstanding to be prepaid.
The Credit Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrower and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, change the line of business, change the fiscal year, or engage in certain transactions with affiliates. The senior secured credit facilities contain a financial covenant that will prohibit the borrower from exceeding a specified ratio of (1) funded senior secured indebtedness less unrestricted cash and cash equivalents to (2) consolidated EBITDA, as defined under our senior secured credit facilities. The senior secured credit facilities also contain customary events of default.

Senior Unsecured Notes
Also in connection with the MDP Transactions, we issued $785 million of senior unsecured notes (the “Senior Notes”). The Senior Notes mature on November 15, 2015 and pay a coupon of 10.5% based on par value, payable semi-annually on May 15 and November 15 of each year. We received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were part of the financing that was used to consummate the MDP Transactions. From time to time, we may, in compliance with the covenants under our Credit Facility and the indenture for the Senior Notes, redeem, repurchase or otherwise acquire for value the Senior Notes.
Obligations under the Senior Notes are guaranteed by the Parent and each of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries (excluding subsidiaries that are broker dealers) that guarantee the debt under our Credit Facility. These subsidiary guarantees are subordinated in right of payment to the guarantees of the Credit Facility.
Senior Term Notes
On September 12, 2005, we issued $550 million of senior unsecured notes, consisting of $250 million of 5-year notes and $300 million of 10-year notes of which the majority remain outstanding. We received approximately $544.4 million in net proceeds after discounts. The 5-year senior term notes bear interest at an annual fixed rate of 5.0%, payable semi-annually on March 15 and September 15 of each year. The 10-year senior term notes bear interest at an annual fixed rate of 5.5%, payable semi-annually also beginning March 15, 2006. The net proceeds from the notes were used to finance outstanding debt. The costs related to the issuance of the senior term notes were capitalized and are being amortized to expense over their respective terms. From time to time the Company may, in compliance with the covenants under our Credit Facility and the indentures for the Senior Notes and these notes, redeem, repurchase or otherwise acquire for value these notes.
During the fourth quarter of 2008, we repurchased $17.8 million (par value) of our $250 million 5-year notes. Of the $8.4 million paid in total, approximately $0.2 million was for accrued interest, with the remaining amount for principal. As a result, we recorded a $9.5 million gain on early extinguishment of debt during the fourth quarter of 2008. This gain is reflected in “Other Income/(Expense)” on our consolidated statement of income for the year ended December 31, 2008.
During the first quarter of 2009, we repurchased $9.5 million (par value) of our $250 million 5-year notes. Of the $5.2 million in total cash paid, approximately $7 thousand was for accrued interest, with the remaining amount for principal. As a result, we recorded a $4.3 million gain on the early extinguishment of debt. The net gain recorded by the Company was approximately $4.3 million and is reflected in “Other Income/(Expense)” on our consolidated statement of income for the three months ended March 31, 2009.

Adequacy of Liquidity
While we believe that funds generated from operations and existing cash reserves will be adequate to fund debt service requirements, capital expenditures and working capital requirements for the foreseeable future, there can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Our ability to continue to fund these items and to service debt may be affected by general economic, financial, competitive, legislative, legal and regulatory factors and by our ability to refinance or repay outstanding indebtedness with scheduled maturities beginning in September 2010. Furthermore, our Credit Facility includes a covenant requiring us to maintain a maximum ratio of senior secured indebtedness to EBITDA. In the event that market conditions do not substantially improve, we may breach this covenant in 2009 or thereafter, which would require us to renegotiate certain terms and conditions of the Credit Facility. To the extent that we must renegotiate any such terms and conditions, the cost of the debt under the Credit Facility could increase or the renegotiation could result in more onerous terms and conditions under the Credit Facility which could have an adverse effect on our financial condition.
Equity
As part of the NWQ acquisition, key individuals of NWQ purchased a noncontrolling, member interest in NWQ Investment Management Company, LLC. This purchase allowed management to participate in profits of NWQ above specified levels beginning January 1, 2003. Beginning in 2004 and continuing through 2008, we had the right to purchase the noncontrolling members’ respective interests in NWQ at fair value. During the first quarter of 2008, we exercised our right to call all of the remaining Class 4 noncontrolling members’ interests for $23.6 million. As of March 31, 2008, we had repurchased all member interests outstanding under this program.
As part of the Santa Barbara acquisition, an equity opportunity was put in place to allow key individuals to participate in Santa Barbara’s earnings growth over the subsequent five years (Class 2 Units, Class 5A Units, Class 5B Units, and Class 6 Units, collectively referred to as “Units”). The Class 2 Units were fully vested upon issuance. One third of the Class 5A Units vested on June 30, 2007, one third vested on June 30, 2008, and one third will vest on June 30, 2009. One third of the Class 5B Units vested upon issuance, one third on June 30, 2007, and one third will vest on June 30, 2009. The Class 6 Units will vest on June 30, 2009. The Units entitle the holders to receive a distribution of the cash flow from Santa Barbara’s business to the extent such cash flow exceeds certain thresholds. The distribution thresholds vary from year to year, reflecting Santa Barbara achieving certain profit levels and the distributions of profits interests are also subject to a cap in each year. During the three months ended March 31, 2008, $0.1 million of income was attributable to these noncontrolling interests. For the three months ended March 31, 2009 there was no income attributable to these noncontrolling interests. Beginning in 2008 and continuing through 2012, we have the right to acquire the Units of the noncontrolling members. During the three months ended March 31, 2008, we exercised our right to call 100% of the Class 2 Units for approximately $30.0 million.
During 2006, new equity opportunities were put in place covering NWQ, Tradewinds and Symphony. These programs allow key individuals of these businesses to participate in the growth of their respective businesses over the subsequent six years. Classes of interests were established at each subsidiary (collectively referred to as “Interests”). Certain of these Interests vested or vest on June 30, 2007, 2008, 2009, 2010 and 2011. The Interests entitle the holders to receive a distribution of the cash flow from their business to the extent such cash flow exceeds certain thresholds. The distribution thresholds increase from year to year and the distributions of the profits interests are also subject to a cap in each year. During the three months ended March 31, 2009 and 2008, we recorded approximately $0.3 million and $0.5 million, respectively, of income attributable to these noncontrolling interests. Beginning in 2008 and continuing through 2012, we have the right to acquire the Interests of the noncontrolling members. During the three months ended March 31, 2008, we exercised our right to call all of the Class 7 Interests outstanding for approximately $31.3 million. During the three months ended March 31, 2009, we exercised our right to call all the Class 8 Interests for approximately $18.2 million.
Broker/Dealer
Our broker/dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards. (See Note 3, “Net Capital Requirement,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1”).
Forward-Looking Information and Risks
From time to time, information we provide or information included in our filings with the SEC (including Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Form 8-K and the notes to the Consolidated Financial Statements) may contain statements that are not historical facts, but are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or future financial performance and reflect management’s expectations and opinions. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or comparable terminology. These statements are only predictions, and our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous known and unknown risks, uncertainties and other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed below and elsewhere in this report. These factors may not be exhaustive, and we cannot predict the extent to which any factor, or combination of factors, may cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no responsibility to update publicly or revise any forward-looking statements, whether as a result of new information, future events or any other reason.
Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, and/or profit margins to decline include: (1) the adverse effects of declines in securities markets and/or poor investment performance by us; (2) adverse effects of the continuing volatility in the equity markets and disruptions in the credit markets, including the effects on our assets under management as well as on our distribution partners; (3) the effect on us of increased leverage as a result of our incurrence of additional indebtedness in connection with the Transactions, including that our business may not generate sufficient cash flow from operations or that future borrowings may not be available in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs; (4) in the event that market conditions do not substantially improve, we may breach a financial covenant in our Credit Facility in 2009 or thereafter, which could result in the acceleration of the indebtedness due under the Credit Facility, and as a result, other indebtedness, or could otherwise have an adverse effect on us; (5) our inability to access third-party distribution channels to market our products or a reduction in fees we might receive for services provided in these channels; (6) the effects of the substantial competition that we face in the investment management business; (7) a change in our asset mix to lower revenue generating assets; (8) a loss of key employees; (9) the effects on our business and financial results of the failure of the auctions beginning in mid-February 2008 of the approximately $15 billion of auction rate preferred stock (“ARPS”) issued by our closed-end funds (which has resulted in a loss of liquidity for the holders of these ARPS) and our efforts to obtain financing to redeem the ARPS at their par value of $25,000 per share and the effects of any regulatory activity or litigation relating thereto; (10) a decline in the market for closed-end funds, mutual funds and managed accounts; (11) our failure to comply with various government regulations, including federal and state securities laws, and the rules of the Financial Industry Regulatory Authority; (12) the impact of changes in tax rates and regulations; (13) developments in litigation involving the securities industry or us; (14) our reliance on revenues from our investment advisory contracts which generally may be terminated on sixty days notice and, with respect to our closed-end and open-end funds, are also subject to annual renewal by the independent board of trustees of such funds; (15) adverse public disclosure, failure to follow client guidelines and other matters that could harm our reputation; (16) future acquisitions that are not profitable for us; (17) the impact of accounting pronouncements; and (18) any failure of our operating personnel and systems to perform effectively.

Part I. FINANCIAL INFORMATION
Item 3. Quantitative and Qualitative Disclosures About Market Risk
March 31, 2009
Market Risk
The following information, and information included elsewhere in this report, describes the key aspects of certain financial instruments that have market risk.
Interest Rate Sensitivity
Although we have sought to mitigate our interest rate risk as discussed hereafter, our obligations under the Credit Facility will expose our earnings to changes in short-term interest rates since the interest rate on this debt is variable. At March 31, 2009, the aggregate principal amount of our indebtedness was approximately $3.8 billion, of which approximately $2.5 billion is variable rate debt and approximately $1.3 billion is fixed rate debt. For our variable rate debt, we estimate that a 100 basis point (one percentage point) increase in variable interest rates would have resulted in a $25.4 million increase in annual interest expense; however, it would not be expected to have a substantial impact on the fair value of the debt at March 31, 2009. A change in interest rates would have had no impact on interest incurred on our fixed rate debt or cash flow, but would have had an impact on the fair value of the debt. We estimate that a 100 basis point increase in interest rates from the levels at March 31, 2009 would result in a net decrease in the fair value of our debt of approximately $9.0 million.
The variable nature of our obligations under the Credit Facility creates interest rate risk. In order to mitigate this risk, we entered into nine interest rate swap derivative transactions and one collar derivative transaction (collectively, the “New Debt Derivatives”) that effectively convert $2.3 billion of our new variable rate debt into fixed-rate borrowings or borrowings that are subject to a maximum rate. The New Debt Derivatives are not accounted for as hedges for accounting purposes. For additional information see Note 6, “Derivative Financial Instruments,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1. At March 31, 2009 the fair value of the New Debt Derivatives was a liability of $81.7 million. We estimate that a 100 basis point change in interest rates would have a $36.5 million impact on the fair value of the New Debt Derivatives.
Our investments consist primarily of company-sponsored managed investment funds that invest in a variety of asset classes. Additionally, we periodically invest in new advisory accounts to establish a performance history prior to a potential product launch. Company-sponsored funds and accounts are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying securities in the sponsored fund or account. Any unrealized gain or loss is recognized upon the sale of the investment. The carrying value of our investments in fixed-income funds or accounts, which expose us to interest rate risk, was approximately $59.6 million at March 31, 2009. We estimate that a 100 basis point increase in interest rates from the levels at March 31, 2009 would result in a net decrease of approximately $0.4 million in the fair value of the fixed-income investments at March 31, 2009. A 100 basis point increase in interest rates is a hypothetical scenario used to demonstrate potential risk and does not represent management’s view of future market changes.
Equity Market Sensitivity
As discussed above in the “Interest Rate Sensitivity” section, we invest in certain company-sponsored managed investment funds and accounts that invest in a variety of asset classes. The carrying value of our investments in funds and accounts subject to equity price risk is approximately $52 million at March 31, 2009. We estimate that a 10% adverse change in equity prices would result in a $5 million decrease in the fair value of our equity securities. The model to determine sensitivity assumes a corresponding shift in all equity prices.
We do not enter into foreign currency transactions for speculative purposes and currently have no material investments that would expose us to foreign currency exchange risk.
In evaluating market risk, it is also important to note that most of our revenue is based on the market value of assets under management. Declines of financial market values will negatively impact our revenue and net income.
Inflation
Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds and accounts we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

Section 9 – Financial Statements and Exhibits
Item 9.01   Financial Statements and Exhibits.
(d)   Exhibits

Exhibit No.	Description
99.1	Consolidated Financial Statements of Nuveen Investments, Inc. and its subsidiaries for the three months ended March 31, 2009 and 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 13, 2009	NUVEEN INVESTMENTS, INC.
	By:	/s/ John L. MacCarthy
Name: John L. MacCarthy
Title: Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Consolidated Financial Statements of Nuveen Investments, Inc. and its subsidiaries for the three months ended March 31, 2009 and 2008.